Contact:   Advanced Photonix, Inc.
                                               Susan A. Schmidt  (805) 987-0146

                           ADVANCED PHOTONIX, INC. (R)
                      REPORTS THIRD QUARTER FY 2005 RESULTS


Camarillo, California, February 10, 2005 --

Advanced Photonix, Inc. (R) (AMEX: API) today reported its third quarter FY 2005 results.

Net sales for the third fiscal quarter ended December 26, 2004 were $3.85 million, an increase of 31% from $2.93 million reported in the third quarter of the previous year. Net sales for the nine months ended December 26, 2004 increased 22% to $10.81 million, as compared to $8.84 million in the same period of the prior year. The Company reported net income for the quarter of $35,000, or $.00 per share, and year to date net income of $642,000, or $.05 per share. For the same fiscal periods of the prior year, the Company reported net income of $256,000, or $.02 per share, and $593,000, or $.04 per share, respectively. Net income was most significantly impacted by manufacturing yield problems that adversely impacted the Company's gross margin for the quarter. As discussed below, the Company believes that the manufacturing issues have been corrected.

Throughout the year, API has continued to record revenue growth in each of its major market segments, which combined represent 93% of total revenues. As compared to the prior year, year to date sales to the industrial sensing markets have increased by 26% and represent 42% of total revenues. For the same nine month period, sales to the medical segments have increased 32% and represent 16% of total revenues and military/aerospace sales, which represent 35% of total revenues, have increased 15%. The Company's gross margin for the quarter was 26% as compared to 35% in the comparable period of the prior year and for the nine months was 33% (as compared to 34% in the prior year). The decline in gross margin was primarily attributable to low wafer fabrication and assembly yields experienced during the quarter, due in part to a critical machinery failure which has since been repaired. The Company believes the yield problems have been corrected and expects gross margins to improve in the fourth quarter. Selling, general and administrative expenses, including research and development, represent 23% of sales for the quarter, as compared to 27% in the prior year and 26% year to date as compared to 28% for the same nine month period in the prior year.

Other significant expenses reported for the quarter include interest expense of $63,000, due to the Company's recently completed private placement of convertible notes, and a net loss on fixed asset disposals amounting to $33,000. Interest expense on the $5 million convertible note is based on a rate of prime plus 1% and is expected to continue at comparable levels for the remainder of the year; however no additional losses on fixed assets are expected at this time.

As previously reported ,the Company acquired all of the outstanding capital stock of Photonic Detectors, Inc. on December 21, 2004. As that acquisition did not occur until the end of the fiscal quarter, the current results do not include any revenues and include only immaterial expenses resulting from the addition of the new subsidiary.

In commenting on the results, Paul Ludwig, President of Advanced Photonix, Inc. stated "Our third fiscal quarter was highlighted by the acquisition of Photonic Detectors, Inc. (PDI). We plan to close the PDI facility in Simi Valley, California by March 31, 2005 and consolidate those operations into our existing facilities. This move will provide incremental contribution margin by eliminating any redundant costs."

Continuing, Mr. Ludwig stated, "Third quarter operating performance fell below expectations. While we were pleased with our record revenues of $3.8 million for the quarter, our operating profit was negatively impacted by low wafer fabrication and assembly yields, as well as expenses associated with ongoing acquisition projects, including capital finance expenses relative to our recently completed private placement of convertible notes. We fully expect operating margins to improve in the fourth quarter."

Richard Kurtz, Chief Executive Officer of Advanced Photonix, Inc. commented, "The strong top line growth was tempered by a disappointing bottom line in the third quarter. Our team's immediate focus is on correcting the manufacturing issues, getting us back on track toward our profitability goals and incorporating the operations of PDI into our existing facilities. We are looking forward to finishing the fourth quarter stronger and on plan."

Advanced Photonix, Inc.(R) is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R) detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com .

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company, the availability of other competing technologies and a decline in the general demand for optoelectronic products.

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                             Advanced Photonix, Inc.
                              Financial Highlights



(000 except share data)                             Three Months Ended                             Nine Months Ended
                                        -------------------------------------------    -------------------------------------------
                                        December 26, 2004     December 28, 2003        December 26, 2004     December 28, 2003
                                        -----------------     -----------------        -----------------     -----------------
NET SALES                                      $3,852                $2,933                  $10,814                $8,836
GROSS PROFIT                                   $1,020                $1,038                   $3,575                $3,035
  Percent to Net Product Shipments               26%                   35%                      33%                   34%

RESEARCH & DEVELOPMENT, SELLING,
GENERAL & ADMINISTRATIVE EXPENSES               $903                  $788                    $2,865                $2,448

OTHER INCOME (EXPENSE), NET                     ($82)                   $6                      ($68)                   $6

NET INCOME                                       $35                  $256                      $642                  $593

BASIC AND DILUTED NET INCOME PER SHARE          $0.00                $0.02                     $0.05                 $0.04

WEIGHTED   AVG.   NUMBER   OF   SHARES       13,437,000            13,458,000               13,433,000            13,441,000
OUTSTANDING


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